Exhibit 99.1

Immunocore reports fourth quarter and full year 2024 financial results and provides a business update

KIMMTRAK (tebentafusp) Q4 net sales of $84.1 million and $310.0 million for full year 2024; continued growth expected in 2025

Executing on KIMMTRAK lifecycle management with two Phase 3 trials (TEBE-AM and ATOM) in additional melanoma indications

Advancing PRAME portfolio – first patient randomized in Phase 3 PRISM-MEL-301; enrollment continues in Phase 1/2 trial of brenetafusp combinations in ovarian cancer and NSCLC; first patient dosed in Phase 1 trial of IMC-P115C (PRAME-A02-HLE)

First patient dosed in Phase 1/2 trial of IMC-R117C (PIWIL1) in colorectal and other gastrointestinal cancers

Will present initial Phase 1 multiple ascending dose HIV data for IMC-M113V in 1Q 2025 and Phase 1 single ascending dose HBV data for IMC-I109V in 2H 2025

CTA/IND on track for IMC-S118AI (type 1 diabetes candidate) in 2H 2025 and for IMC-U120AI, our first non-HLA-restricted candidate initially for atopic dermatitis, in 2026

Cash, cash equivalents and marketable securities of $820.4 million as of December 31, 2024

Conference call today, February 26 at 8:00 AM ET, 1:00 PM GMT

(OXFORDSHIRE, England & CONSHOHOCKEN, Penn. & GAITHERSBURG, Md., US,  26 February 2025) Immunocore Holdings plc (Nasdaq: IMCR) (“Immunocore” or the “Company”), a commercial-stage biotechnology company pioneering and delivering transformative immunomodulating medicines to radically improve outcomes for patients with cancer, infectious diseases and autoimmune diseases, today announced its financial results for the fourth quarter and year ended December 31, 2024, and provided a business update.

The Company has delivered 11 consecutive quarters of KIMMTRAK® (tebentafusp) revenue growth with continued penetration in the U.S. and launches in 14 new territories ex-U.S., while executing on the product’s lifecycle management program through two Phase 3 trials (TEBE-AM and ATOM) in additional melanoma indications.

The Company further advanced its clinical pipeline, enrolling patients in its three Phase 3 trials, initiating patient dosing in its Phase 1 trial with IMC-P115C, its half-life extended candidate targeting PRAME, and administering the first dose of the first PIWIL1-targeted immunotherapy for gastrointestinal cancers.

Supported by a strong balance sheet, the Company also continued to innovate for sustainable growth, progressing two autoimmune candidates from its first-in-class, tissue-specific autoimmune platform towards clinical trial applications in 2025 and 2026.

“In 2024, we continued to grow KIMMTRAK sales, execute on our KIMMTRAK lifecycle management program, advance our deep clinical pipeline, and expand into autoimmune diseases, supported by a strong cash position and disciplined spending,” said Bahija Jallal, CEO of Immunocore. “As we enter 2025, we continue enrolling patients in our three Phase 3 melanoma trials, pursuing additional opportunities in our PRAME franchise, and developing the next generation of transformative immunomodulating therapies. We have line of sight to a significant amount of data over the next 12-18 months, starting with the HIV data this quarter.”

“In 2024 we launched KIMMTRAK in 14 countries and delivered 30% year-on-year net sales growth resulting in 11 successive quarters of continuous growth since launch,” said Ralph Torbay, Head of Commercial. “In 2025, we expect incremental growth in metastatic uveal melanoma driven by further expansion into the U.S. community and additional launches. We will also continue to enroll patients in the Phase 3 TEBE-AM trial for advanced cutaneous melanoma, with data expected in 2026, and the Phase 3 ATOM trial for adjuvant uveal melanoma.“

Full Year and Fourth Quarter 2024 Highlights (including post-period)

Financial Results

Total net product revenue (or ‘net sales’) arising from the sales of KIMMTRAK (tebentafusp) was $84.1 million in the fourth quarter of 2024, of which $63.8 million was generated in the United States, $17.8 million in Europe and $2.5 million in international regions.  For the year ended December 31, 2024, the Company generated net sales of KIMMTRAK in the amount of $310.0 million, of which $226.7 million was in the United States, $73.2 million in Europe and $10.1 million in international regions.

Research & development (R&D) expenses for the year 2024 were $222.2 million, compared to $163.5 million for the year 2023. Selling, general and administrative (SG&A) expenses for the year 2024 were $155.8 million, compared to $144.5 million for the year 2023.

Net loss for the fourth quarter of 2024 was $23.8 million compared to a net loss of $19.7 million in the same period in 2023, and full year net loss for 2024 was $51.1 million compared to a full year net loss of $55.3 million in 2023.

The fourth quarter basic and diluted loss per share was $0.47 compared to $0.40 for the fourth quarter of 2023. Basic and diluted loss per share for the year 2024 was $1.02, compared to $1.13 for the year 2023.

Cash, cash equivalents and marketable securities at December 31, 2024, were $820.4 million. In November 2024, the Company repaid in full its existing Pharmakon loan of $50.0 million.

KIMMTRAK

The Company’s lead product, KIMMTRAK® (tebentafusp), is approved in 39 countries and has been launched in 24 countries to date for HLA-A*02:01+ people with metastatic uveal melanoma (mUM). KIMMTRAK continues to be the standard of care in most markets where it is launched.

The Company sees three key growth areas for KIMMTRAK, including continued global expansion in mUM, the potential expansion into 2L+ advanced cutaneous melanoma (CM), and the potential expansion into adjuvant uveal melanoma.

Metastatic uveal melanoma

•	In 2024, KIMMTRAK was launched in 14 additional countries (including Australia, Spain, Poland, and the United Kingdom, excluding Scotland) for a total of 24 countries launched at the end of 2024.
•	The Company plans to expand access to KIMMTRAK through market share growth in key areas, early patient identification, and additional launches globally.

Second-line and later cutaneous melanoma

•	The Company is currently enrolling the TEBE-AM registrational Phase 3 trial and expects to complete enrollment in the first half of 2026.
•
The Phase 3 is enrolling three arms: tebentafusp monotherapy, tebentafusp in combination with pembrolizumab, and a control (investigator's choice of therapy including options such as investigator’s choice of clinical trials, chemotherapy, or retreatment with anti-PD1 or BRAF therapy).

•
There is great unmet need in second and later-line cutaneous melanoma, with no therapy having shown an Overall Survival (OS) improvement post checkpoint inhibitors in a randomized clinical trial. The Company estimates that there is a potential to address up to 4,000 previously treated advanced CM patients.

Adjuvant uveal (or ocular) melanoma

•	In December 2024, the first patient was randomized in the Phase 3 Adjuvant Trial in Ocular Melanoma (ATOM), led by the European Organisation for Research and Treatment of Cancer (EORTC).
•	The Company estimates that the HLA-A*02:01 high risk adjuvant uveal melanoma patient population could be up to 1,200 patients.

PRAME portfolio

Brenetafusp is the Company’s lead PRAME-A02 ImmTAC bispecific candidate. Brenetafusp is being evaluated in combination with nivolumab in a Phase 3 registrational trial (PRISM-MEL-301) in patients with first-line advanced cutaneous melanoma, and in a Phase 1/2 clinical trial as monotherapy and in combination across multiple tumor types, including ovarian cancer and non-small cell lung cancer (NSCLC).

PRISM-MEL-301 – First PRAME Phase 3 clinical trial with brenetafusp in first-line advanced cutaneous melanoma

•
The Company randomized the first patient in the registrational Phase 3 clinical trial evaluating brenetafusp + nivolumab versus a control arm of either nivolumab or nivolumab + relatlimab for HLA-A*02:01 patients with first-line, advanced or metastatic cutaneous melanoma.

•	Selection of the go-forward dose by the independent data monitoring committee is expected in the second half of 2025.
•	Despite approved therapies, there remains a need for improved progression free survival and overall survival, and there is the potential to address an estimated 10,000 patients.

Phase 1/2 clinical trial of brenetafusp in multiple solid tumors

•
In 2024, the Company presented clinical data for the ongoing Phase 1/2 trial evaluating brenetafusp, as a monotherapy and in combination with standard of care. Brenetafusp monotherapy showed clinical activity (disease control rate, partial responses, and stable disease) and ctDNA molecular responses in late-line cutaneous melanoma (at ASCO 2024) and platinum-resistant, high grade serous ovarian cancer (at ESMO 2024).

•	Brenetafusp was safely combined with anti-PD1 and all tested chemotherapies in the trial.
•
The Company continues to evaluate brenetafusp in a Phase 1/2 trial in combination with non-platinum chemotherapies in platinum-resistant ovarian cancer (PROC) and with bevacizumab or with platinum chemotherapy in earlier lines of platinum-sensitive ovarian cancer (PSOC). In the same trial, the Company continues signal detection in metastatic non-small cell lung cancer cohorts, including brenetafusp in combination with docetaxel and with osimertinib in earlier-line NSCLC.

•	The Company estimates that, across all solid tumors, the annual number of patients worldwide who test positive for HLA-A*02:01 and can potentially benefit from this program is up to 150,000.

IMC-P115C (PRAME HLA-A02 Half-Life Extended) & IMC-T119C (PRAME HLA-A24)

•	In December 2024, the first dose was administered to a patient in the Phase 1 dose escalation trial, in multiple solid tumors, with IMC-P115C.
•
IMC-P115C is the Company’s first half-life extended ImmTAC therapy – targeting the same PRAME peptide and with the same CD3 effector and TCR specificity as brenetafusp. It is designed to improve patient convenience by reducing the frequency of treatment administration.

•	The Company submitted a clinical trial application (CTA) to regulatory authorities for IMC-T119C (targeting PRAME HLA-A24), in December 2024.

IMC-R117C (PIWIL1) for colorectal and other gastrointestinal cancers

•
In December 2024, the first patient was dosed with IMC-R117C (targeting PIWIL1) in the Phase 1/2 dose escalation trial. PIWIL1 is believed to play a role in tumor progression and is expressed across a range of tumors, including colorectal cancer.

•	The trial evaluates IMC-R117C in HLA-A*02:01-positive patients with advanced solid tumors, including colorectal cancer, as a single agent and in combination with standards of care.

Enrolling ImmTAV candidates for a functional cure in infectious diseases

The Company’s bispecific TCR technology platform has potential to offer a new approach for the treatment of chronic infections and aims to eliminate evidence of remaining virus in circulation after a person stops taking medication - known as a ‘functional cure’. Two investigational candidates are in Phase 1 clinical trials for people living with human immunodeficiency virus (HIV) and people with chronic hepatitis B infection (HBV).

Phase 1 trial of IMC-M113V (Gag-A02) for people living with HIV

•
The Company continues to enroll people living with HIV (PLWH) in the multiple ascending dose (MAD) part of the Phase 1 clinical trial with IMC-M113V and will present data from the initial three cohorts during the first quarter of 2025.

•
The trial aims to identify a safe and tolerable dosing schedule, test whether IMC-M113V could lead to reduction in the viral reservoir and, after stopping all therapies (antiretroviral therapies and IMC-M113V), delay or prevent HIV rebound (known as functional cure). A biologically active dose has been reached, and the Company is enrolling more PLWH to further characterize anti-viral activity and explore higher doses.

Phase 1 trial of IMC-I109V (Envelope-A02) for people living with HBV

•
The Company completed the single ascending dose (SAD) portion of the Phase 1 trial with IMC-I109V for people living with hepatitis B virus (HBV) and plans to present this data in the second half of 2025.

Tissue-specific down modulation of the immune system for autoimmune diseases

The key differentiator of the ImmTAAI platform is tissue-specific, down modulation of the immune system, as the candidates suppress pathogenic T cells via PD1 receptor agonism only when tethered to the target tissue.

IMC-S118AI for type 1 diabetes
•	The Company plans to file a CTA or investigational new drug application (IND) for IMC-S118AI (PPI x PD1) in the second half of 2025.
•
IMC-S118AI is targeted specifically to the pancreatic beta-cell and intended as a disease-modifying treatment in type 1 diabetes. IMC-S118AI recognizes a peptide from pre-pro-insulin protein that is presented by HLA-A02 on beta cells and has a PD1 agonist effector arm.

IMC-U120AI initially for atopic dermatitis - first universal program

•	IMC-U120AI (CD1a x PD1) is a CD1a-tethered PD1 agonist ImmTAAI therapy. It is Immunocore’s first non-HLA-restricted program (i.e. universal for all populations).
•	The Company plans to file a CTA/IND for IMC-U120AI in 2026, initially for a Phase 1 dose escalation trial in atopic dermatitis.
•
CD1a is an HLA-like protein that is expressed on skin and mucosal antigen presenting cells, such as Langerhans cells. Both CD1a and Langerhans cells play an important role in triggering allergic inflammation in atopic dermatitis and potentially other immune diseases.

•
IMC-U120AI has a dual mechanism of action in that it will block CD1a (which presents lipids) from activating CD1a-specific T cells and will prevent HLA Class I/II (which presents peptides) from activating T cells via PD1 agonism on the T cell.

Corporate update

In February, Dr. William Pao was appointed as a non-executive member of the Company’s Board of Directors. William is the co-founder and Chief Executive Officer of Revelio Therapeutics, Inc. Prior to Revelio, Dr. Pao held executive leadership positions in early- and late-stage R&D at F. Hoffmann-La Roche AG and Pfizer respectively. He is a member of the American Association for Cancer Research’s board of directors.

Financial Results

Basic and diluted loss per share was $0.47 and $1.02 for the quarter and year ended December 31, 2024, respectively, as compared to a basic and diluted loss per share of $0.40 and $1.13, respectively, for the same periods in 2023. Net loss for the quarter and year ended December 31, 2024, was $23.8 million and $51.1 million, respectively, as compared to $19.7 million and $55.3 million, respectively, for the same periods in 2023.

For the fourth quarter and year ended December 31, 2024, the Company generated net sales of $84.1 million and $310.0 million, respectively, arising from the sale of KIMMTRAK, of which $63.8 million and $226.7 million, respectively was in the United States, $17.8 million and $73.2 million, respectively, was in Europe, and $2.5 million and $10.1 million, respectively, was in the international regions. The increase in net sales was due primarily to increased volume in the United States and global country expansion, as the Company continues its commercialization efforts.

For the fourth quarter and year ended December 31, 2024, Immunocore’s R&D expenses were $60.9 million and $222.2 million, respectively as compared to $45.6 million and $163.5 million for the quarter and year ended December 31, 2023. These increases were primarily driven by expenses incurred for the Company’s PRAME programs as a result of the initiation of our registrational Phase 3 PRISM-MEL-301 clinical trial, scale-up of manufacturing and an increase in the number of patients in combination expansions in the brenetafusp Phase 1/2 clinical trial. R&D expenses incurred for the tebentafusp programs also increased due to the TEBE-AM and ATOM Phase 3 clinical trials. The Company expects R&D expenses to increase in 2025 as the Company further advances clinical and preclinical pipeline candidates.

For the quarter and year ended December 31, 2024, the Company’s SG&A expenses were $42.3 million and $155.8 million, respectively, compared to $41.4 million and $144.5 million for the quarter and year ended December 31, 2023. These increases were primarily related to increases in the number of employees engaged in business support functions to support our growing pipeline and global commercial expansion, and in investments in patient support initiatives, information technology and facilities costs.  The Company expects SG&A expenses to be mostly consistent with Q4 2024 expense levels over the course of 2025.

Cash, cash equivalents and marketable securities at December 31, 2024, were $820.4 million. In November 2024, the Company repaid in full its existing Pharmakon loan of $50.0 million.

See the Company’s Annual Report on Form 10-K filed today with the SEC for more information.

Audio Webcast

Immunocore will host a conference call today, February 26, 2025, at 8:00 A.M. ET / 1:00 PM GMT, to discuss the fourth quarter and full year 2024 financial results and provide a business update. The call will also be available via webcast by visiting the Events & Presentations section on Immunocore’s website. A replay of this webcast will be available for 30 days.

Conference Call Details:
Domestic (toll-free): 877-405-1239
International (toll): +1 201-389-0851

Upcoming Investor Conferences

B. Riley Securities Precision Oncology & Radiopharma Conference
Friday, February 28, 2025, at 10:00 a.m. ET

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About ImmTAC® molecules for cancer

Immunocore’s proprietary T cell receptor (TCR) technology generates a novel class of bispecific biologics called ImmTAC (Immune mobilizing monoclonal TCRs Against Cancer) molecules that are designed to redirect the immune system to recognize and kill cancerous cells. ImmTAC molecules are soluble TCRs engineered to recognize intracellular cancer antigens with ultra-high affinity and selectively kill these cancer cells via an anti-CD3 immune-activating effector function. Based on the demonstrated mechanism of T cell infiltration into human tumors, the ImmTAC mechanism of action holds the potential to treat hematologic and solid tumors, regardless of mutational burden or immune infiltration, including immune “cold” low mutation rate tumors.

About ImmTAV® molecules for infectious diseases

ImmTAV (Immune mobilizing monoclonal TCRs Against Virus) molecules are novel bispecifics that are designed to enable the immune system to recognize and eliminate virally infected cells.
Immunocore is advancing clinical candidates to achieve functional cure for patients with HIV and hepatitis B virus (HBV). The Company aims to achieve sustained control of HIV after patients stop anti-retroviral therapy (ART), without the risk of virological relapse or onward transmission. This is known as ‘functional cure’. For the treatment of HBV, the Company aims to achieve sustained loss of circulating viral antigens and markers of viral replication after stopping medication for people living with chronic HBV.

About ImmTAAITM molecules for autoimmune diseases

ImmTAAI (Immune mobilizing monoclonal TCRs Against AutoImmune disease) molecules are novel bispecifics that are designed for tissue-specific down modulation of the immune system. When tethered to the tissue of interest, ImmTAAI candidates suppress pathogenic T cells via PD1 receptor agonism. The Company is currently advancing two candidates for autoimmune diseases, including type 1 diabetes and inflammatory dermatological diseases.

About PRISM-MEL-301 (NCT06112314) – Phase 3 trial with brenetafusp (IMC-F106C, PRAME-A02) in 1L advanced cutaneous melanoma

The Phase 3 registrational trial is randomizing HLA-A*02:01-positive patients with previously untreated advanced melanoma, to brenetafusp + nivolumab versus nivolumab or nivolumab + relatlimab, depending on the country where the patient is enrolled. The trial will initially randomize to three arms: two brenetafusp dose regimens (40 mcg and 160 mcg) and a control arm. One of the two brenetafusp dose regimens will be discontinued after an initial review of the first 60 patients randomized to the two experimental arms (90 patients randomized total). The primary endpoint of the trial is progression free survival (PFS) by blinded independent central review (BICR), with secondary endpoints of overall survival (OS) and overall response rate (ORR).

About the IMC-F106C-101 Phase 1/2 trial

IMC-F106C-101 is a first-in-human, Phase 1/2 trial in patients with multiple solid tumors, including non-small cell lung and ovarian cancers. The Phase 1 dose escalation trial was designed to determine the maximum tolerated dose (MTD), as well as to evaluate the safety, preliminary anti-tumor activity and pharmacokinetics of IMC-F106C (brenetafusp), a bispecific protein built on Immunocore’s ImmTAC technology, and the Company’s first molecule to target the PRAME antigen. The Company is currently focusing on enrolling patients in combination arms with standards-of-care across multiple tumor types.

About TEBE-AM – Phase 3 registrational trial with tebentafusp in previously treated advanced cutaneous melanoma

The trial is randomizing patients with second-line or later advanced cutaneous melanoma who have progressed on an anti-PD1, received prior ipilimumab and, if applicable, received a BRAF kinase inhibitor. Patients are randomized to one of three arms, including tebentafusp – as monotherapy or in combination with an anti-PD1 – or a control arm. The primary endpoint is overall survival.

About the ATOM Phase 3 trial

The EORTC-led Phase 3 clinical trial will include sites in 10 EU countries and the United States and will randomize HLA-A*02:01-positive patients with high-risk primary uveal melanoma after definitive treatment, by surgery or radiotherapy, and no evidence of metastatic disease on imaging. The trial is expected to enroll a total of 290 patients who will be randomized 1:1 to one of two arms: tebentafusp as monotherapy or observation. The primary endpoint of the trial is relapse-free survival (RFS), with secondary objectives of overall survival and safety and tolerability of tebentafusp. Exploratory objectives include comparison of health-related quality of life between the treatment arms and evaluation of the role of circulating tumor DNA (ctDNA) as a biomarker for the presence of residual disease.

About Uveal Melanoma

Uveal melanoma is a rare and aggressive form of melanoma affecting the eye. Although it is the most common primary intraocular malignancy in adults, the diagnosis is rare, and up to 50% of people with uveal melanoma will eventually develop metastatic disease. Unresectable or metastatic uveal melanoma typically has a poor prognosis and had no approved treatment until KIMMTRAK.

About Cutaneous Melanoma

Cutaneous melanoma (CM) is the most common form of melanoma. It is the most aggressive skin carcinoma and is associated with the vast majority of skin cancer-related mortality. The majority of patients with CM are diagnosed before metastasis but survival remains poor for the large proportion of patients with metastatic disease. Despite recent progress in advanced melanoma therapy, there is still an unmet need for new therapies that improve first-line response rates and duration of response as well as for patients who are refractory to first-line treatments.

About KIMMTRAK®

KIMMTRAK is a novel bispecific protein comprised of a soluble T cell receptor fused to an anti-CD3 immune-effector function. KIMMTRAK specifically targets gp100, a lineage antigen expressed in melanocytes and melanoma. This is the first molecule developed using Immunocore’s ImmTAC technology platform, designed to redirect and activate T cells to recognize and kill tumor cells. KIMMTRAK has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

IMPORTANT SAFETY INFORMATION

Cytokine Release Syndrome (CRS), which may be serious or life-threatening, occurred in patients receiving KIMMTRAK. Monitor for at least 16 hours following first three infusions and then as clinically indicated. Manifestations of CRS may include fever, hypotension, hypoxia, chills, nausea, vomiting, rash, elevated transaminases, fatigue, and headache. CRS occurred in 89% of patients who received KIMMTRAK, with 0.8% being grade 3 or 4. Ensure immediate access to medications and resuscitative equipment to manage CRS. Ensure patients are euvolemic prior to initiating the infusions. Closely monitor patients for signs or symptoms of CRS following infusions of KIMMTRAK. Monitor fluid status, vital signs, and oxygenation level and provide appropriate therapy. Withhold or discontinue KIMMTRAK depending on persistence and severity of CRS.

Skin Reactions

Skin reactions, including rash, pruritus, and cutaneous edema occurred in 91% of patients treated with KIMMTRAK. Monitor patients for skin reactions. If skin reactions occur, treat with antihistamine and topical or systemic steroids based on persistence and severity of symptoms. Withhold or permanently discontinue KIMMTRAK depending on the severity of skin reactions.

Elevated Liver Enzymes

Elevations in liver enzymes occurred in 65% of patients treated with KIMMTRAK. Monitor alanine aminotransferase (ALT), aspartate aminotransferase (AST), and total blood bilirubin prior to the start of and during treatment with KIMMTRAK. Withhold KIMMTRAK according to severity.

Embryo-Fetal Toxicity

KIMMTRAK may cause fetal harm. Advise pregnant patients of potential risk to the fetus and patients of reproductive potential to use effective contraception during treatment with KIMMTRAK and 1 week after the last dose.

The most common adverse reactions (≥30%) in patients who received KIMMTRAK were cytokine release syndrome, rash, pyrexia, pruritus, fatigue, nausea, chills, abdominal pain, edema, hypotension, dry skin, headache, and vomiting. The most common (≥50%) laboratory abnormalities were decreased lymphocyte count, increased creatinine, increased glucose, increased AST, increased ALT, decreased hemoglobin, and decreased phosphate.

For more information, please see full Summary of Product Characteristics (SmPC) or full U.S. Prescribing Information (including BOXED WARNING for CRS).

About KIMMTRAKConnect

Immunocore is committed to helping patients who need KIMMTRAK obtain access via our KIMMTRAKConnect program. The program provides services with dedicated nurse case managers who provide personalized support, including educational resources, financial assistance, and site of care coordination. To learn more, visit KIMMTRAKConnect.com or call 844-775-2273.

About Immunocore

Immunocore is a commercial-stage biotechnology company pioneering the development of a novel class of TCR bispecific immunotherapies called ImmTAX – Immune mobilizing monoclonal TCRs Against X disease – designed to treat a broad range of diseases, including cancer, autoimmune diseases and infectious diseases. Leveraging its proprietary, flexible, off-the-shelf ImmTAX platform, Immunocore is developing a deep pipeline in multiple therapeutic areas, including numerous active clinical and pre-clinical programs in oncology, infectious diseases, and autoimmune diseases. The Company’s most advanced oncology TCR therapeutic, KIMMTRAK, has been approved for the treatment of HLA-A*02:01-positive adult patients with unresectable or metastatic uveal melanoma in the United States, European Union, Canada, Australia, and the United Kingdom.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “may”, “will”, “believe”, “expect”, “plan”, “anticipate”, “aim”, “continue”, “target” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. All statements, other than statements of historical facts, included in this press release are forward-looking statements. These statements include, but are not limited to, statements regarding the potential of the Company’s melanoma franchise, the Company’s ability to advance its clinical pipeline and to innovate for sustainable growth; the key growth areas for the KIMMTRAK opportunity, including continued global expansion in mUM, the potential expansion into adjuvant uveal melanoma, and 2L+ advanced cutaneous melanoma; the commercial performance of KIMMTRAK; the potential benefits and advantages that KIMMTRAK will provide for patients; expectations regarding the estimated size of the patient populations for the Company’s product candidates; expectations regarding the design, progress, timing, enrollment, randomization, scope, expansion, funding, and results of the Company’s existing and planned clinical trials , those of the Company’s collaboration partners or the combined clinical trials with the Company’s collaboration partners; the timing and sufficiency of clinical trial outcomes to support potential approval of any of the Company’s product candidates or those of, or combined with, its collaboration partners; the Company’s goals to develop and commercialize product candidates based on its KIMMTRAK platform alone or with collaboration partners; the expected submission of clinical trial applications; and the potential regulatory approval, expected clinical benefits and availability of the Company’s product candidates. Any forward-looking statements are based on management’s current expectations and beliefs of future events and are subject to a number of risks and uncertainties that could cause actual events or results to differ materially and adversely from those set forth in or implied by such forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, the impact of worsening macroeconomic conditions on the Company’s business, financial position, strategy and anticipated milestones, including Immunocore’s ability to conduct ongoing and planned clinical trials; Immunocore’s ability to obtain a clinical supply of current or future product candidates or commercial supply of KIMMTRAK or any future approved products; Immunocore’s ability to obtain and maintain regulatory approval of its product candidates, including KIMMTRAK; Immunocore’s ability and plans in continuing to establish and expand a commercial infrastructure and to successfully launch, market and sell KIMMTRAK and any future approved products; Immunocore’s ability to successfully expand the approved indications for KIMMTRAK or obtain marketing approval for KIMMTRAK in additional geographies in the future; the delay of any current or planned clinical trials, whether due to patient enrollment delays or otherwise; Immunocore’s ability to successfully demonstrate the safety and efficacy of its product candidates and gain approval of its product candidates on a timely basis, if at all; competition with respect to market opportunities; unexpected safety or efficacy data observed during preclinical studies or clinical trials; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials or future regulatory approval; Immunocore’s need for and ability to obtain additional funding, on favorable terms or at all, including as a result of worsening macroeconomic conditions, including changes in inflation and interest rates and unfavorable general market conditions, and the impacts thereon of the war in Ukraine, the conflict in the Middle East, and global geopolitical tension; Immunocore’s ability to obtain, maintain and enforce intellectual property protection for KIMMTRAK or any of its product candidates it or its collaborators are developing; and the success of Immunocore’s current and future collaborations, partnerships or licensing arrangements. These and other risks and uncertainties are described in greater detail in the section titled "Risk Factors" in Immunocore’s filings with the Securities and Exchange Commission, including Immunocore’s most recent Annual Report on Form 10-K for the year ended December 31, 2024 filed with the Securities and Exchange Commission on February 26, 2025, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the SEC. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information, except as required by law.

Contact Information

Immunocore
Sébastien Desprez, Head of Communications
T: +44 (0) 7458030732
E: sebastien.desprez@immunocore.com
Follow Immunocore on LinkedIn: @Immunocore

Investor Relations
Clayton Robertson / Morgan Warenius
T: +1 (215) 384-4781
E: ir@immunocore.com

Immunocore Holdings plc
Consolidated Statement of Operations
Three and Twelve months Ended December 31, 2024 and 2023
(In thousands, except per share data)

	Quarter Ended		Year Ended
	December 31, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Revenue from sale of therapies, net	$84,052	$67,592	$309,989	$238,735
Collaboration revenue	-	2,570	213	10,693
Total revenue	84,052	70,162	310,202	249,428
Cost of revenue from sale of therapies	(330)	(200)	(2,731)	(1,037)
Research and development expenses	(60,850)	(45,565)	(222,151)	(163,545)
Selling, general, & administrative expenses	(42,324)	(41,449)	(155,781)	(144,495)
Loss from operations	(19,452)	(17,052)	(70,461)	(59,649)
Interest income	5,173	5,439	25,618	17,986
Interest expense	(7,038)	(1,308)	(18,844)	(5,154)
Foreign currency loss	(4,497)	(12,529)	(3,448)	(13,176)
Other income (expense), net	993	(191)	14,198	(897)
Net loss before income taxes	(24,821)	(25,641)	(52,937)	(60,890)
Income tax benefit	1,050	5,911	1,850	5,603
Net loss	$(23,771)	$(19,730)	$(51,087)	$(55,287)

Basic and diluted net loss per share	$(0.47)	$(0.40)	$(1.02)	$(1.13)

Basic and diluted weighted average number of shares	50,046,748	49,533,622	49,991,064	48,888,975

Immunocore Holdings plc
Consolidated Balance Sheets
As of December 31,
(In thousands)

	Dec '24	Dec '23
ASSETS
Current assets
Cash and cash equivalents	$455,731	$442,626
Marketable securities	364,645	-
Accounts receivable, net	63,009	52,093
Prepaid expenses and other current assets	41,033	29,600
Inventory, net	5,446	4,501
Total current assets	929,864	528,820
Property and equipment, net	10,092	9,215
Operating lease right of use assets, net	37,643	33,520
Deferred tax assets, net	14,790	10,973
Other non-current assets	17,117	14,473
Total assets	$1,009,506	$597,001

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$25,100	$17,798
Accrued expenses and other current liabilities	185,534	119,835
Operating lease liabilities, current	1,547	1,388
Total current liabilities	212,181	139,021
Deferred revenue, non-current	5,434	5,515
Operating lease liabilities, non-current	40,162	35,611
Interest-bearing loans and borrowings	391,013	48,011
Total liabilities	648,790	228,158

Shareholders' equity
Ordinary shares	135	134
Deferred shares	1	1
Additional paid-in capital	1,190,104	1,149,643
Accumulated deficit	(795,761)	(744,674)
Accumulated other comprehensive loss	(33,763)	(36,261)
Total shareholders' equity	360,716	368,843
Total liabilities and shareholders' equity	$1,009,506	$597,001

Immunocore Holdings plc
Summary Consolidated Statement of Cash Flows
For the Years Ended December 31,
(In thousands)

	2024	2023

Cash and cash equivalents at beginning of the year	$442,626	$402,472
Net cash provided by operating activities	26,061	2,940
Net cash used in investing activities	(355,129)	(5,425)
Net cash provided by financing activities	343,881	34,346
Net foreign exchange difference on cash held	(1,708)	8,293
Cash and cash equivalents at end of the year	$455,731	$442,626